Exhibit 10.3
AMENDMENT
TO
EMPLOYMENT AGREEMENT
BETWEEN
SMARTPROS LTD.
AND
STANLEY WIRTHEIM

THIS AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN SMARTPROS LTD. AND STANLEY WIRTHEIM, dated as of July 1, 2009, is made as of this 8th day of March, 2012 between SmartPros Ltd., a Delaware corporation (the “Company”), and Stanley Wirtheim, vice president and chief financial officer of the Company (the “Executive”). Capitalized terms used herein, but not otherwise defined, shall have the same meaning attributed to those terms in the Employment Agreement (as defined below).
W I T N E S S E T H:

WHEREAS, the Company and the Executive have entered into an Employment Agreement, dated as of July 1, 2009 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have agreed to amend the Employment Agreement:

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Section 3.1 of the Employment Agreement is hereby amended by replacing with the following section:

“Term. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, for a two year period (the “Term”) commencing on July 1, 2011 and continuing until June 30, 2013 (the “Termination Date”). The Term shall be extended for additional two year periods (and references to the “Term” shall include such additional two year periods and references to the “Termination Date” shall include the extended termination date, if applicable) unless written notice of nonrenewal is provided to the Executive by the Company or by the Executive to the Company at least thirty (30) days prior to any Termination Date.

2.    Section 3.3 (d) of the Employment Agreement is hereby amended by replacing with the following section:

If a Change in Control, as defined in Section 7, shall occur at any during the first year of a Term, then upon the occurrence of such Change in Control the Executive shall be entitled to 1 years severance pay in lieu of any other payments that would be due under any other section of this contract if within 30 days after the Change in Control, the Executive is not continued in a position at the same or greater salary as stated in the contract. Such payment shall be made no later than 60 days after the Change in Control.

3.    Section 6.2 of the Employment Agreement is hereby amended by replacing with the following section:

The Executive agrees that during the Term of the Executive’s employment with the Company and for 1 year thereafter, the Executive shall not directly or indirectly, engage in competition with the Company or any subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries; provided that the Company or one of its subsidiaries is actively engaged in such business at the time the Executive’s employment by the Company is terminated; and provided that the foregoing shall not prevent the Executive from holding shares as a passive investor in a publicly held company which do not constitute more than 5% of the outstanding shares of such company. In the event that the Executive (i) voluntarily terminates his employment, (including at any time on or after the Termination Date) other than as provided for in this agreement, or (ii) is terminated by the Company for Cause, the Executive agrees to not compete in the E-Learning marketplace until the later of the expiration of the Term or one year from the date of such termination.

4    Except as set forth above, the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SMARTPROS LTD.

By: /s/Allen S. Greene
Name: ALLEN S. GREENE
Title: Chief Executive Officer

/s/Stanley Wirtheim
STANLEY WIRTHEIM